PURCHASE AND SALE AGREEMENT

BETWEEN

ENERVEST ENERGY INSTITUTIONAL FUND IX, L.P.,
ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P.
and EVERSTAR ENERGY, LLC
(Collectively, “Sellers”)

AND

FIDELITY EXPLORATION AND PRODUCTION COMPANY
(“Buyer”)

EFFECTIVE TIME:  January 1, 2008

TABLE OF CONTENTS

ARTICLE 1.PROPERTY DESCRIPTION
1.1           The Interests
1.1.1               Leases
1.1.2               Units
1.1.3               Wells
1.1.4               Equipment
1.1.5               Surface Agreements
1.1.6               Contracts
1.1.7               Miscellaneous Interests
1.2           Exclusions from the Interests
1.3           Ownership of Production from the Interests Prior to the Effective Date
1.4           Ownership of Production from the Interests After the Effective Date
ARTICLE 2.CONSIDERATION
2.1           Sale Price
2.1.1               Amount Due at Closing
2.1.2               Allocated Values
2.1.3               Earnest Money
2.2           Adjustments at Closing
2.2.1               Preliminary Settlement Statement
2.2.2               Upward Adjustments
2.2.3               Downward Adjustments
2.3           Adjustments After Closing
2.3.1               Final Settlement Statement
2.3.2               Payment of Post-Closing Adjustments
2.3.3               Resolution of Disputed Items
2.4           Payment Method
2.5           Principles of Accounting
ARTICLE 3.REPRESENTATIONS AND WARRANTIES
3.1           Sellers’ Representations
3.1.1               Corporate Authority
3.1.2               Approvals
3.1.3               Validity of Obligation
3.1.4               No Violation of Contractual Restrictions
3.1.5               No Violation of Other Legal Restrictions
3.1.6               Bankruptcy
3.1.7               Broker's Fees
3.1.8               Lawsuits and Claims
3.1.9               Contracts
3.1.10               Seller’s Knowledge
3.2           Buyer’s Representations
3.2.1               Authority
3.2.2               Requisite Approvals
3.2.3               Validity of Obligation
3.2.4               No Violation of Contractual Restrictions
3.2.5               No Violation of Other Legal Restrictions
3.2.6               Bankruptcy
3.2.7               Independent Evaluation
3.2.8               Broker's Fees
3.2.9               Lawsuits and Claims
3.2.10               Securities Laws
3.3           Notice of Changes
3.4           Representations and Warranties Exclusive
ARTICLE 4.TITLE WARRANTY; DISCLAIMER OF WARRANTIES
4.1           Special Warranty of Title: Encumbrances
4.2           Condition and Fitness of the Interests
4.3           Information About the Interests
4.4           Subrogation of Warranties
ARTICLE 5.DUE DILIGENCE REVIEW OF THE INTERESTS
5.1           Access to Records
5.2           Physical and Environmental Inspection
5.3           Environmental Assessment
5.3.1               Inspection and Test Results
5.3.2               Notice of Material Environmental Conditions
5.3.3               Rights and Remedies for Material Environmental Conditions
5.4           Government Approvals
5.4.1               Title Pending Governmental Approvals
5.4.2               Denial of Required Government Approvals
5.5           Preferential Rights and Consents to Assign
5.5.1               Notices to Holders
5.5.2               Remedies Before Closing
5.5.3               Remedies After Closing
5.6           Title Defects
5.6.1               Definition of Title Defect
5.6.2               Notice of Title Defects
5.6.3               Right to Cure Title Defect
5.6.4               Remedies for Uncured Title Defects
5.7           Casualty Losses and Government Takings
5.7.1               Notice of Casualty Losses and Government Takings
5.7.2               Remedies for Casualty Losses and Government Takings
5.7.3               Exclusion of Ordinary Depreciation and Deletion
ARTICLE 6.TERMINATION AND EFFECT OF TERMINATION
6.1           Right to Terminate
6.2           Effect of Termination
6.2.1               Termination by Agreement
6.2.2               Termination as a Result of Buyer’s Breach
6.2.3               Termination as a Result of Seller's Breach
ARTICLE 7.CONDITIONS OF CLOSING AND CLOSING
7.1           Conditions of Closing by Buyer
7.1.1               Representations, Warranties and Covenants
7.1.2               Consents
7.1.3               Lawsuits and Claims
7.2           Conditions of Closing by Sellers
7.2.1               Representations Warranties and Covenants
7.2.2               Lawsuits and Claims
7.2.3               Bonds and Insurance
7.3           Closing
7.4           Actions to Occur at Closing
7.4.1               Delivery of Assignment
7.4.2               Delivery of Sale Price
7.4.3               Delivery of Suspense Funds
7.4.4               Change of Operatorship Forms
7.4.5               Evidence of Bonds
7.4.6               Possession of the Interests
7.4.7               Letters-in-Lieu
7.4.8               Officer's Certificates
7.5           Post-Closing Obligations
7.5.1               Delivery of Records
7.5.2               Recording and Filing
7.5.3               Change of Operator Requirements
7.5.4               Further Assurances
ARTICLE 8.ASSUMED RIGHTS AND OBLIGATIONS AND INDEMNITIES
8.1           Condition of the Interests
8.1.1               Oil and Gas Activities
8.1.2               NORM
8.2           Assumption of Obligations
8.3           Retained Obligations
8.4           Buyer’s General Indemnification
8.5           Sellers' General Indemnification
8.6           Environmental Indemnity and Release
8.7           Limitations on Liabilities
8.8           Successors and Assigns
ARTICLE 9.TAXES AND EXPENSES
9.1           Recording and Transfer Expenses
9.2           Real Property and Personal Property Taxes
9.3           Ad Valorem and Severance Taxes
9.4           Tax and Financial Reporting
9.4.1               IRS Form 8594
9.4.2               Financial Reporting
9.5           Sales and Use Taxes
9.6           Income Taxes
9.7           Incidental Expenses
ARTICLE 10.OPERATIONS DURING THE TRANSITION PERIOD
10.1           Operations by Seller
10.2           Buyer's Approval
10.3           Compensation of Sellers
10.4           Operation of Certain Interests After Interim Period
ARTICLE 11.MISCELLANEOUS
11.1           Notices
11.2           Further Assurance
11.3           Removal of Signs
11.4           Securities Laws
11.5           Due Diligence
11.6           Press Release
11.7           Entire Agreement
11.8           Assignability
11.9           Survival
11.10         Severability
11.11         Counterparts
11.12         Governing Law
11.13         Dispute Resolution
11.14         Production Imbalances
11.15         Pipeline and Other Imbalances
11.16         Exhibits

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A                      Sellers’ Ownership Shares

Exhibit B                      Description of Interests

Part I                                Lease Description

Part II                               Wells

Part III                              Equipment

Part IV                              Surface Agreements

Part V                               Material Contracts

Exhibit C                      Allocated Values

Exhibit D                      Form of Assignment and Bill of Sale

Exhibit E                      Production Imbalances

Exhibit F                      Preferential Rights and Consents

Exhibit G                      Shiloh Drilling Checklists

SCHEDULES

3.1.8                            Lawsuits and Claims

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated January 4, 2008 is between ENERVEST ENERGY INSTITUTIONAL FUND IX, L.P., a Delaware limited partnership (“Fund IX”), ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P. a Delaware limited partnership (“WI Fund IX”) with each of Fund IX, and WI Fund IX having an address of 1000 Louisiana, Suite 800, Houston, Texas 77002, and EVERSTAR ENERGY, LLC., a Texas limited liability company having an address of 1614 Chestnut Grove Lane, Kingwood, Texas 77345 (“EverStar”), and all of which being called collectively herein “Sellers” and individually “Seller” and Fidelity Exploration & Production Company, a Delaware corporation (“Buyer”) having an address of 1700 Lincoln Street, Suite 2800, Denver, CO  80203.  Sellers and Buyer are sometimes hereinafter collectively called the “Parties” and individually called a “Party.”  Additionally, EnerVest Operating, L.L.C., a Delaware limited liability company (“EnerVest Operating”), hereby joins in this agreement for the sole and limited purpose of conveying the Drilling Contract, as hereinafter defined.

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, upon and subject to the terms, conditions, reservations and exceptions hereinafter set forth, Sellers’ interest in and to certain oil and gas properties and other assets related thereto as further described hereinafter;

NOW THEREFORE, for and in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows.

ARTICLE 1.  PROPERTY DESCRIPTION

1.1
The Interests.   Subject to the terms, conditions, reservations and exceptions set forth in this Agreement, each Seller shall sell, transfer, assign, convey and deliver unto Buyer, and Buyer shall purchase, receive, pay for and accept, as of  7:00 a.m. local time where the properties are located on January 1, 2008 (the “Effective Date”), the undivided interests of each Seller as set forth in Exhibit A attached hereto and made a part hereof (hereinafter, each Seller’s “Ownership Share”), the intent of Sellers being to convey to Buyer all of Sellers' right, title and interest in and to the Interests, SAVE AND EXCEPT, however, the Retained ORRI, as hereinafter defined.

Sellers’ interests in the assets described hereinafter in Sections 1.1.1 through 1.1.7 are collectively called herein the “Interests”.

1.1.1
Leases.  The oil and gas leases and oil, gas and mineral leases set forth in Exhibit B, Part I attached hereto and made a part hereof for all purposes, together with all of Sellers’ other right, title and interest in and to the land covered by such leases, including without limitation, all mineral, royalty and overriding royalty interests, and all rights, privileges and obligations appurtenant to those interests (the “Leases”);

1.1.2
Units.  All rights and interests in any unit or pooled area in which the Leases are included, to the extent that these rights and interests arise from and are associated with the leases, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority (the “Units”);

1.1.3
Wells. All oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Leases or lands unitized or pooled with the Leases, including without limitation, the wells set forth in Exhibit B, Part II attached hereto and made a part hereof for all purposes (the “Wells”);

1.1.4
Equipment. All equipment, facilities, pipelines, pipeline laterals, gathering systems, platforms, well pads, tank batteries, improvements, fixtures, inventory, spare parts, tools, materials and other personal property on the Leases or used in developing or operating the Leases or producing, treating, storing, compressing, processing or transporting hydrocarbons on or from the Leases, including without limitation, those items listed in Exhibit B, Part III attached hereto and made a part hereof for all purposes (the “Equipment”);

1.1.5
Surface Agreements.  To the extent assignable or transferable, all easements, rights-of-way, licenses, permits, servitudes, surface leases, and similar interests applicable to or used in operating the Leases, the lands unitized or pooled with the Leases or the Equipment, including, without limitation, those set forth in Exhibit B, Part IV attached hereto and made a part hereof for all purposes (the “Surface Agreements”);

1.1.6
Contracts.  To the extent assignable or transferable, all contracts and contractual rights, obligations and interests relating to the Leases or the lands unitized or pooled with the Leases or the Equipment, including, without limitation, that certain IADC Drilling Bid Proposal and Daywork Drilling contract – U.S. dated March 14, 2006 between EnerVest Operating and Nabors Drilling USA, LP (“Nabors”) relating to Nabor’s Rig M22, as amended pursuant to (i) Amendment to Contract dated May 16, 2006 and (ii) letter agreement dated July 2, 2007 reflecting, among other matters, the change of the Rig name from M23 to M22,  (herein the “Drilling Contract”), together with all unit agreements, farmout agreements, farm-in agreements, operating agreements, and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements, surface leases, operating agreements, whether of record or not, including without limitation, as described in Exhibit B, Part V hereto (the “Contracts”); and

1.1.7
Miscellaneous Interests.  All other tangibles, miscellaneous interests or other assets on or used in connection with the Leases, Units, Wells, Equipment and/or Contracts, including, without limitation, all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to the items described in Sections 1.1.1 through 1.1.6 hereof.

1.2	Exclusions from the Interests. The Interests to be conveyed and assigned under this Agreement do not include:

1.2.1
Any and all interpretive data that Sellers are contractually prevented from selling or conveying to third parties, including without limitation proprietary 3-D seismic, computer software, 3-D seismic and computer software licensed from third parties, patents, trade secrets, copyrights, names, marks and logos, all of which Sellers will remove before, or as soon as possible after, Closing;

1.2.2
Trade credits and rebates from contractors and vendors, accounts and notes receivable, and adjustments or refunds attributable to Sellers’ interest in the Interests that relate to any period before the Effective Date, including without limitation transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Contracts; and

1.2.3
All overriding royalty interests owned by EverStar in and to the Interests or any portion thereof separate and apart from the net revenue interest attributable to EverStar’s Ownership Share in the Interests (the “Retained ORRI”).

1.3	Ownership of Production from the Interests Prior to the Effective Date.

(i)
Sellers shall own all merchantable oil, gas, condensate and distillate (“Hydrocarbons”) produced from the Interests before the Effective Date. If, on the Effective Date, Hydrocarbons produced from the Interests before the Effective Date are stored on the Leases or unit stock tanks (the “Stock Tank Oil”), Sellers shall remain the owner thereof and shall be entitled to all of the proceeds therefrom.

(ii)
The Stock Tank Oil will be gauged and measured as of 7:00 am. local time where the Interests are located on the Effective Date. Sellers and Buyer will accept the Lease or unit operator's tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil.

1.4
Ownership of Production from the Interests After the Effective Date.  Upon the occurrence of Closing (as hereinafter defined), Buyer will own all Hydrocarbons produced from the Interests on and after the Effective Date. Upon terms and conditions approved by Buyer, Sellers will sell, on Buyer’s behalf, all Hydrocarbons produced from the Interests between the Effective Date and the Closing Date (as hereinafter defined), and Sellers will credit Buyer for any proceeds of those sales received by Sellers as an adjustment at Closing, as provided in Section 2.2 hereof.  Subject to any continuing sales obligations under the Contracts, Buyer may sell Hydrocarbons produced from the Interests on and after the Closing Date as it deems appropriate.

ARTICLE 2.  CONSIDERATION.

2.1	Sale Price.

2.1.1  Amount Due at Closing.

(i)
At Closing, Buyer shall pay to Sellers the aggregate cash sum of two hundred thirty-four million, nine hundred and fifty thousand Dollars ($234,950,000 USD) for the Interests (the “Sale Price”) as adjusted pursuant to the terms of this Agreement, said Sale Price to be paid as set forth in (ii) below.

(ii)
The Sale Price shall be paid to Sellers by Buyer by wire transfer to a bank account to be designated by Sellers in accordance with written instructions to be provided by Sellers to Buyer no later than three (3) business days prior to the Closing.

2.1.2
Allocated Values.  The Sale Price shall be allocated among the Interests as set forth in Exhibit C attached hereto and made a part hereof for all purposes. Neither Party will take any position in preparing tax returns that is materially inconsistent with the allocation of values set forth in Exhibit C, unless the Parties otherwise agree in writing. The value assigned to each portion of the Interests in Exhibit C is hereafter call the “Allocated Value” of such Interest.

2.1.3
Earnest Money.  Upon the execution of this Agreement, Buyer shall pay to U.S. Bank National Association (the “Escrow Agent”) into an interest bearing, escrow  account to be established by the Parties requiring the authorized signature of each Party on a joint written direction to the Escrow Agent for the disbursement of funds therefrom, an earnest money deposit (the “Earnest Money”) in the amount of fifteen million Dollars ($15,000,000) to assure Buyer’s performance under this Agreement. If Sellers and Buyer close the transaction contemplated by this Agreement, the Earnest Money together with any interest accrued thereon, will be applied to the Sale Price. If Buyer and Sellers fail to close the transaction contemplated by this Agreement, Sellers and Buyer will have the respective rights and obligations with respect to the Earnest Money set forth in Article 6 hereof.

2.2	Adjustments at Closing.

2.2.1
Preliminary Settlement Statement.  At Closing, the Sale Price will be adjusted as set forth in Sections 2.2.2 and 2.2.3. No later than five (5) business days prior to Closing, Sellers, will provide to Buyer a preliminary settlement statement identifying all adjustments to the Sale Price to be made at Closing (the “Preliminary Settlement Statement”).  Sellers and Buyer acknowledge that some items in the Preliminary Settlement Statement may be subject to change in the Final Settlement Statement.

2.2.2	Upward Adjustments. The Sale Price will be increased by the following expenses and revenues:

(i)
all actual production expenses, operating expenses, overhead expenses under applicable operating agreements and capital expenditures paid by Sellers in connection with the Interests (including, without limitation, royalties, minimum royalties, rentals and prepaid charges), to the extent they are attributable to the ownership or operation of the Interests on and after the Effective Date;

(ii)	all proceeds for the sale of Hydrocarbons and other income from the Interests received by Buyer, to the extent they are attributable to periods before the Effective Date; and

(iii)	any other increases in the Sale Price specified in this Agreement.

2.2.3  Downward Adjustments.  The Sale Price will be decreased by the following expenses and revenues:

(i)
all actual production expenses, operating expenses, overhead expenses under applicable operating agreements and capital expenditures paid or incurred by Buyer in connection with the Interests (including, without limitation, royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the ownership or operation of the Interests before the Effective Date;

(ii)
all proceeds attributable to the sale of Hydrocarbons from the Interests and all other income received by Sellers from the Interests, to the extent it is attributable to the ownership or operation of the Interests on and after the Effective Date; and

(iii)           any other decreases in the Sale Price specified in this Agreement.

2.3	Adjustments After Closing.

2.3.1
Final Settlement Statement.  Within one hundred twenty (120) days after Closing, Sellers will prepare a final settlement statement for the interests containing a final reconciliation of the adjustments to the Sale Price specified in Section 2.1 and 2.2 (the “Final Settlement Statement”). Buyer will have thirty (30) days after receiving the Final Settlement Statement to provide Sellers with written exceptions to any items in the Final Settlement Statement that Buyer believes, in good faith, to be questionable.  All items in the Final Settlement Statement to which Buyer does not except within the 30 day review period will be deemed to be correct.

2.3.2
Payment of Post-Closing Adjustments.  Any post-Closing adjustments to the Sale Price (including disputed items which have ultimately been resolved) will be offset against each other so that only one payment is required. The Party owing payment will pay the other Party the net post-Closing adjustment to the Sale Price within ten (10) days after the expiration of Buyer’s 30 day review period for the Final Settlement Statement. However, the payment of any disputed items will be subject to the further rights of the Parties under Section 2.3.3.

2.3.3
Resolution of Disputed Items.  After the completion and delivery of the Final Settlement Statement, the Parties agree to negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement. If the Parties agree on the amount due with respect to any disputed items, and a payment adjustment is required, the Party owing payment will pay the other Party within ten (10) days after the Parties reach agreement. If the Parties are unable to agree on the amount due with respect to any disputed items within sixty (60) days after Sellers receive Buyer's written exceptions to the Final Settlement Statement, then (i) the Parties will attempt to resolve their disagreement with respect to the disputed items by mediation, as provided in Section 11.14 hereof, and (ii) if the Parties are unable to resolve their disagreement over the disputed items by mediation, either Party may seek a judicial determination of the amount actually due in connection with the disputed items.

2.4
Payment Method.  Unless the Parties otherwise agree in writing, all payments under this Agreement shall be made by wire transfer in immediately available funds to an account designated by the Party receiving payment.

2.5
Principles of Accounting.  The Preliminary Settlement Statement and the Final Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry and with reasonable supporting documentation for each item in those statements.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES.

3.1
Sellers’ Representations.  Each Seller, severally but not jointly, represents and warrants to Buyer, solely with respect to such Seller’s Ownership Share in the Interests, that the following statements are true and accurate as of the execution date of this Agreement, the Effective Date and the Closing Date.

3.1.1
Corporate Authority.  Fund IX and WI Fund IX is each duly formed and in good standing under the laws of the State of Delaware and EverStar is duly formed and in good standing under the laws of the State of Texas and each Seller is duly qualified to carry on its business in the state in which the Interests that it owns are located, and has full power and authority to enter into and perform pursuant to this Agreement according to its terms.

3.1.2  Approvals.  Seller's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action and will not violate or conflict with any agreement, law, rule, regulation, charter or other instrument governing Seller's organization, management or business affairs.

3.1.3  Validity of Obligation.  This Agreement and all other transaction documents executed and delivered on or before the Closing Date (i) have been duly executed by Seller's authorized representatives; (ii) constitute the valid and legally binding obligations of Seller, and (iii) are enforceable against it in accordance with their respective terms.

3.1.4   No Violation of Contractual Restrictions.  To Seller's knowledge, the execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Seller is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to (i) preferential rights to purchase all or any portion of an Interest; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions in joint operating agreements, and (iv) any other third party approvals or consents contemplated in this Agreement.

3.1.5  No Violation of Other Legal Restrictions.  The execution, delivery and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree or order to which Seller or the Interests is, or upon Closing will be, subject.

3.1.6  Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller's knowledge, threatened against Seller.

3.1.7  Broker's Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

3.1.8  Lawsuits and Claims.  Except as otherwise set forth in Schedule 3.1.8, there is no action, suit, proceeding, arbitration, or to Seller's knowledge any claim or investigation by any person, pending entity, administrative agency or governmental body threatened, against Seller or the Interests.

3.1.9  Contracts.  Except for the Leases, the Contracts described on Exhibit “A”, Part VI (the “Material Contracts”) and the Surface Agreements, there exist no agreement, contract or commitment that is material to the ownership, operation, value or use of any of the Interests, or to which the Interests or Buyer will be subject after the Closing.  Seller is not and has not been in default in any material respect of any obligation under any Lease, Material Contract or Surface Agreement, and no such default has been asserted. The Material Contracts and Surface Agreements are in full force and effect.

3.1.10  Seller’s Knowledge.  As used in this Section 3.1, “Seller’s knowledge” shall mean the actual knowledge of the particular Seller’s executive management, or the knowledge Seller’s executive management should have had, upon reasonable inquiry.

3.2
Buyer’s Representations.  The Buyer represents and warrants to Seller that the following statements are true and accurate as of the execution date of this Agreement, the Effective Date and the Closing Date.

3.2.1  Authority. Buyer is a duly organized entity validly existing under the laws of the state of Delaware, is duly qualified to carry on its business in the state in which the Interests are located, and has full power and authority to enter into and perform pursuant to this Agreement according to its terms.

3.2.2  Requisite Approvals.  Buyer's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action, and will not conflict with or violate any agreement, law, rule, regulation, ordinance, charter or other instrument governing any of the Buyer's organization, management, business affairs or instrument to which Buyer is a party or by which Buyer is bound.

3.2.3  Validity of Obligation. This Agreement and all other transaction documents executed and delivered on or before the Closing Date (i) have been in the case of this Agreement and will be in the case of such other documents duly executed by Buyer's authorized representatives; (ii) do constitute in the case of this Agreement and will constitute in the case of such other documents the valid and legally binding obligations of Buyer, and (iii) is enforceable in the case of this Agreement and will be enforceable in the case of such other documents against it in accordance with their respective terms.

3.2.4  No Violation of Contractual Restrictions.  The execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which Buyer is a party or by which it is bound.

3.2.5  No Violation of Other Legal Restrictions.  The execution, delivery and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree or order to which Buyer is or, upon Closing, will be subject.

3.2.6  Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the Buyer’s actual knowledge, threatened against Buyer.

3.2.7  Independent Evaluation.  Buyer represents that in entering into this Agreement, Buyer has relied solely on the express representations, warranties and covenants of Seller contained in this Agreement, Buyer's independent investigation of, and judgment based on its knowledge and experience in the evaluation, acquisition and operating of oil and gas properties with respect to, the Equipment and the other Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of Seller or any representatives of, or consultants or advisors engaged by Seller. Buyer further represents that, except with respect to the express representations, warranties and covenants of Seller contained in this Agreement, it has not relied and will not rely on any statements by Seller or any of its representatives, consultants or advisors in making its decision to enter into this Agreement or to close this transaction.

3.2.8  Broker's Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

3.2.9  Lawsuits and Claims.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the best of its knowledge, threatened, against Buyer before any governmental authority that impedes or is likely to impede Buyer's ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.

3.2.10  Securities Laws.  Buyer has complied with all federal and state securities laws applicable to the purchase and sale of the Interests and will comply with such laws if it subsequently disposes of all or any part of the Interests.

3.3
Notice of Changes. Seller and Buyer will give the other prompt written notice of any matter materially affecting any of their representations or warranties under this Article 3 of this Agreement) are exclusive, and are given in lieu of all other representations and warranties, express or implied.

3.4
Representations and Warranties Exclusive. All representations and warranties contained in this Agreement (including, without limitation, those in Article 3 of this Agreement) are exclusive, and are given in lieu of all other representations and warranties, express or implied.

ARTICLE 4.  TITLE WARRANTY; DISCLAIMER OF WARRANTIES.

4.1
Special Warranty of Title: Encumbrances.  SELLERS CONVEY THE INTERESTS TO BUYER WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY, OR IMPLIED, EXCEPT THAT EACH SELLER SPECIALLY WARRANTS AND AGREES TO DEFEND TITLE TO ITS OWNERSHIP INTEREST IN THE INTERESTS AGAINST THE CLAIMS, ENCUMBRANCES AND DEMANDS OF ALL PERSONS CLAIMING TITLE TO THE INTERESTS BY, THROUGH, OR UNDER SELLER BUT NOT OTHERWISE.

4.2
Condition and Fitness of the Interests. SELLERS CONVEY THE INTERESTS TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING, WITHOUT LIMITATION, WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE INTERESTS, OR (ii) THE FITNESS OF THE INTERESTS FOR A PARTICULAR PURPOSE. BUYER HAS INSPECTED, OR BEFORE CLOSING WILL INSPECT OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE INTERESTS, BOTH SURFACE AND SUBSURFACE, FOR ALL PURPOSES, INCLUDING WITHOUT LIMITATION FOR THE PURPOSE OF DETECTING THE PRESENCE OF NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”) AND MAN MADE MATERIAL FIBERS (“MMMF”) AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, INCLUDING BUT NOT LIMITED TO CONDITIONS RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES. BUYER IS RELYING SOLELY UPON THE RESULTS OF SUCH INSPECTION OF THE INTERESTS AND SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS”. SELLERS DISCLAIM ALL LIABILITY ARISING IN CONNECTION WITH THE PRESENCE OF NORM OR MMMF ON THE INTERESTS AND IF TESTS HAVE BEEN CONDUCTED BY SELLERS FOR THE PRESENCE OF NORM OR MMMF, SELLERS DISCLAIM ANY WARRANTY RESPECTING THE ACCURACY OF SUCH TESTS OR RESULTS.

4.3
Information About the Interests.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLERS AND THEIR CONSULTANTS, OFFICERS, AGENTS, EMPLOYEES OR REPRESENTATIVES MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE INTERESTS; (ii) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS; (iii) THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION, PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE INTERESTS, OR (vi) THE ENVIRONMENTAL CONDITION OF THE INTERESTS. SELLERS REPRESENT THAT THEY HAVE NOT INTENTIONALLY WITHHELD FROM BUYER ANY DATA, INFORMATION OR RECORDS RELATING TO THE INTERESTS AND TO THE BEST OF ITS KNOWLEDGE THE DATA, INFORMATION AND RECORDS SUPPLIED TO BUYER ARE COMPLETE AND CORRECT. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLERS OR OTHERWISE MADE AVAILABLE TO BUYER ARE PROVIDED AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLERS AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

4.4
Subrogation of Warranties.  To the extent transferable, Sellers will give and grant to Buyer, its successors and assigns full power and right of substitution and subrogation in and to all covenants, indemnities and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Interests or any part thereof prior to the Effective Date of this Agreement.

ARTICLE 5.  DUE DILIGENCE REVIEW OF THE INTERESTS.
5.1
Access to Records.  After execution of this Agreement, Sellers shall give Buyer and its authorized representatives, during regular business hours, at Buyer’s sole risk, cost and expense, access, with copying privileges, to all production, environmental, geological, engineering and other technical data and records, and to all contract, land, accounting, title, and lease records, to the extent such data and records are in Sellers' possession and relate to the Interests, and to such other information relating to the Interests as Buyer may reasonably request. However, Sellers shall have no obligation to provide Buyer such access to any data or information which Sellers cannot legally provide Buyer because of third-party restrictions on Sellers after Sellers have made a reasonable attempt to obtain the waiver of such restriction. Buyer shall keep all materials and data obtained confidential until the Closing Date. Any confidentiality agreement previously executed by Sellers and Buyer with respect to the Interests will continue in force and effect until the Closing Date and for as long thereafter as provided in the confidentiality agreement.

Buyer shall take all reasonable steps necessary to ensure that Buyer's authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect.  Upon termination of this Agreement without Closing, Buyer shall destroy or return to Sellers any and all materials and data provided by Sellers and relating to any properties not purchased at Closing and shall, if not destroyed, deliver to Sellers any and all of Buyer’s notes and work papers derived therefrom.

5.2
Physical and Environmental Inspection.  Buyer may perform a physical inspection of the Leases, Wells and Equipment subject to the items of this Section 5.2.  Sellers will permit Buyer reasonable physical access to the Leases, Wells and Equipment at times approved by Sellers and at Buyer’s sole cost, risk and expense for the purposes of inspecting the same, conducting such tests, examinations, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the physical and Material Environmental Condition (as hereinafter defined) of the Leases, Wells and Equipment including, without limitation, a Phase I investigation but excluding, however, any invasive procedures including any Phase II investigations except upon Sellers’ prior written approval.  Buyer shall repair any damage to the Interests resulting from the inspection of Buyer and shall defend and indemnify Sellers and Sellers’ affiliates, members, partners, shareholders, directors, officers, agents, representatives, consultants, advisers, successors and assigns (collectively, the “Sellers’ Indemnified Group”) from any and all Claims (as hereinafter defined) arising from Buyer’s inspecting and observing the Interests, including, without limitation, (i) Claims for personal injury to or death of employees of Buyer, its agents, contractors, subcontractors or invitees and/or damage to the property of Buyer, REGARDLESS OF WHETHER SUCH CLAIMS ARE CAUSED BY THE CONCURRENT NEGLIGENCE OF SELLERS, and (ii) Claims for personal injury to or death of employees of Sellers or third parties and damage to the property of Sellers or third parties.  As used in this Agreement, the term “Claims” means any and all losses, liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments, including, without limitation, reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement for (i) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortious injury; and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity.

5.3	Environmental Assessment.

5.3.1  Inspection and Test Results.  Buyer agrees to provide to Sellers a copy of any and all environmental inspections and assessments of Buyer, including, without limitation, all written reports, data and conclusions. Buyer and Sellers shall keep any and all data or information acquired by all such examinations and results of all analysis of such data and information strictly confidential and shall not disclose the same to any person or agency without the prior written approval of the other Party, unless necessary in connection with any pending litigation or required to do so by applicable law or by the order of a Court or regulatory agency. Notwithstanding the foregoing, Buyer may disclose the results of any such environmental inspections and assessments to its employees, agents and representatives that have a need to review same in order to conclude the necessary environmental review and assessment under this Agreement, provided that Buyer insure that such employees, agents and representatives comply with the same confidentiality obligations as are contained herein

5.3.2  Notice of Material Environmental Conditions.  As soon as reasonably possible after discovering, but in any event no later than 5:00 p.m. on the date which is five (5) business days before Closing (the “Claim Date”), Buyer shall notify Sellers in writing of any Material Environmental Conditions, and the estimated value of such Material Environmental Conditions. The value of a Material Environmental Condition for purposes of Section 5.3.3 shall be (i) the amount of all existing Claims associated with the existence of the Material Environmental Condition and (ii) the reasonable cost of remediation or correction of the Material Environmental Condition in the most cost effective manner as determined by a third person to be agreed upon by Sellers and Buyer (the “Environmental Defect Value”). Such estimate shall be based upon the standards required under applicable Environmental Laws (as hereinafter defined) in effect on the Effective Date.  As used herein, the term “Material Environmental Condition” means a condition that exists prior to the Effective Date, and only to the extent in existence as of the Effective Date, with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments which causes an Interest to be subject to remediation under Environmental Laws in effect as of the Effective Date, but only to the extent that (i) the condition was not otherwise know to the Buyer prior to the execution of this Agreement, (ii) the cost to remediate such condition to lawfully acceptable levels will exceed, net to Buyer’s share, the sum of $50,000, and (iii) the cumulative cost to remediate all conditions qualifying under (i) and (ii) above exceeds the Environmental Deductible (as hereinafter defined).  As used herein, Material Environmental Condition does not include the obligation to plug and abandon existing wellbores on the Leases. As used herein, the term “Environmental Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any governmental body, including the common or civil law, and all judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other governmental body of competent jurisdiction and all contracts and agreements relating to pollution, the protection of the environment, public health or safety or the release or disposal of waste materials.

5.3.3  Rights and Remedies for Material Environmental Conditions.

(i)	The rights and remedies of the Parties with respect to Material Environmental Conditions affecting the Interests are as follows:

(a)
If the aggregate of the Environmental Defect Values, as determined under Section 5.3, is less than One Million Dollars ($1,000,000.00) (the “Environmental Deductible”), then the Parties shall be obligated to proceed with Closing as to all Interests without curative action by Seller with respect to such Material Environmental Conditions and without an adjustment of the Sale Price.

(b)
If the aggregate of the Environmental Defect Values equals or exceeds the Environmental Deductible, and the Parties agree with respect to the existence of such Material Environmental Conditions and the value thereof, the Sale Price will be reduced by the positive difference, if any, between the agreed upon aggregate of the Environmental Defect Values and the Environmental Deductible, and the Parties will be obligated to proceed with Closing, subject to the termination rights of the Parties under Article 6 and subpart (d) of this Section 5.3.3.

(c)
If the aggregate of the Environmental Defect Values equals or exceeds the Environmental Deductible, and the Parties are unable to agree as to the existence of such Material Environmental Conditions and/or the value thereof, either Buyer or Seller may elect to eliminate the Interests affected by Material Environmental Conditions from the transfer of the Interests under this Agreement and reduce the Sale Price by the Allocated Values of such Interests until the aggregate of the Environmental Defect Values equals the Environmental Deductible, and if neither Party elects to remove sufficient Interests from this transaction, then the Sale Price will be reduced by the amount that the aggregate of the Environmental Defect Values exceeds the Environmental Deductible, and the Parties will be obligated to proceed with Closing, subject to the termination rights of the Parties under Article 6 and subpart (d) of this Section 5.3.3.

(d)
If the aggregate of the Environmental Defect Values equals or exceeds ten percent (10%) of the Sale Price, either Party may terminate this Agreement, and neither Party will have any further obligation to conclude the transfer of the Interests under this Agreement. However, the right of termination under this subpart (d) must be exercised no later than 3 business days before Closing, after which both Parties will be deemed to have waived their termination rights under this subpart (d) in connection with Material Environmental Conditions.

(ii)
Any Material Environmental Condition which is not disclosed by Buyer to Seller in or before the Claim Date conclusively shall be deemed waived by Buyer.  At Closing, Buyer shall assume all environmental obligations with respect to the Interests, as provided in and subject to Sections 8.2 and 8.6.

5.4	Government Approvals.

5.4.1
Title Pending Governmental Approvals.  Until Sellers and Buyer obtain any necessary federal and state approvals of the assignment of Leases or other Interests requiring such approval (collectively, “Governmental Approvals”). Seller will continue to hold record title and/or operating rights to such Leases or other Interests as nominee for Buyer.  If Seller continues to operate the Interests pending such approval, Seller and Buyer will have the rights and obligations with respect to the operation of the Interests set forth in Section 10.4.

5.4.2
Denial of Required Government Approvals.  If any required Governmental Approval is finally denied, Sellers shall promptly pay Buyer the Allocated Value of the affected Leases or other affected Interests as adjusted pursuant to this Agreement, and Buyer shall promptly reassign such Leases or other Interests to Seller, free and clear of any and all liens, claims or other encumbrances except those burdening such Leases or other Interests at the time of Sellers' conveyance to Buyer, and Buyer shall have no further obligations under this Agreement relating to such Leases or other Interests.

5.5	Preferential Rights and Consents to Assign.

5.5.1  Notices to Holders.

(i)
Attached hereto as Exhibit F and made a part hereof for all purposes is, to the best of Sellers’ knowledge, a list of the Interests subject to third party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or third party consents to assign, lessor's approvals or similar rights (collectively, “Consents”).  Promptly following the execution of this Agreement, Seller shall use reasonable efforts to notify the holders of the Preferential Rights and Consents that it intends to transfer the Interests to Buyer, provide them with any information about the transfer of the Interests to which they are contractually entitled, and in the case of Consents, ask the holders of the Consents to consent to the assignment of the affected Interests to Buyer

(ii)
Seller shall promptly notify Buyer whether (a) any Preferential Rights are exercised, waived or deemed waived, (b) any Consents are denied, or (c) the requisite time periods have elapsed without any Preferential Rights being exercised or Consents being received.  Sellers will not be liable to Buyer if any Preferential Rights are exercised, or any Consents are denied, except as expressly provided in this Section 5.5.

5.5.2
Remedies Before Closing.  If Sellers are unable before Closing to obtain the required Consents (other than Consents ordinarily obtained after closing and Consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements) and waivers of all Preferential Rights, then:

(i)
Sellers and Buyer by agreement may proceed with Closing as to the Interests affected by the unwaived Preferential Rights or unobtained Consents, subject to the further obligations of Seller and Buyer set forth in Section 5.5.3 in the event that such Preferential Rights are validly exercised or such Consents are ultimately denied after Closing;

(ii)
Either Sellers or Buyer may exclude the affected portion of the Interests from the transaction under this Agreement, adjust the Sale Price by the Allocated Value of the excluded Interests, and proceed with Closing as to the rest of the Interests; provided, however, that if the required Consent or waiver of Preferential Rights is obtained within ninety (90) days after Closing, Buyer shall acquire the excluded Interests for the Allocated Value thereof (subject to adjustments herein provided) within ten (10) days of written notice by Sellers to Buyer that such required Consent or waiver of Preferential Rights has been obtained;

(iii)	If neither of the remedies set forth in subparts (i) and (ii) of this Section 5.5.2 is exercised, Sellers or Buyer may exercise the termination rights set forth in Article 6.

5.5.3  Remedies After Closing.

(i)
Preferential Rights. After Closing, if (a) any holder of Preferential Rights alleges improper notice of sale, or (b) Sellers or Buyer discover, or any third party alleges, the existence of additional Preferential Rights, Sellers and Buyer will use their best efforts to obtain waivers of those discovered or alleged Preferential Rights.  If Sellers and Buyer are unable to obtain waivers of such Preferential Rights, or the third party ultimately establishes and exercises its rights, and such exercise denies the Interests to Buyer, then Buyer shall convey the affected Interests under this Agreement to such third party and shall be entitled to the consideration for the sale of such affected Interests.

(ii)
Consents.  After Closing, if Sellers or Buyer discover, or any third party alleges, the existence of additional Consents, Sellers and Buyer will use their best efforts to obtain waivers of those discovered or alleged Consents.  If Sellers and Buyer are unable to obtain waivers of such Consents (other than Consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements), and such unwaived Consents deny the affected Interests to Buyer, then Sellers and Buyer will rescind the assignment of the affected Interests under this Agreement, after which Sellers shall pay Buyer an amount equal to the Allocated Value of the affected Interests as adjusted at Closing pursuant to this Agreement less revenues net of expenses generated from the affected Interest(s) after the Closing. Buyer shall immediately reassign the affected Interest(s) to the Sellers free and clear of any and all liens, claims and other encumbrances other than those burdening the affected Interests at the time of Sellers' conveyance to Buyer and Buyer shall have no further obligations under this Agreement relating to the affected Interest(s). Rescission of the assignment of the affected Interests and receipt of the payment described above shall be Buyer's sole remedy if undiscovered or alleged Preferential Rights are exercised or Consents are denied after Closing.

5.6	Title Defects.

5.6.1	Definition of Title Defect. For the purpose of this Agreement a “Title Defect” shall mean any deficiency in the Interests or Sellers’ title which results or could result in:

(i)	Sellers’ title, as to one or more Interests, being subject to an outstanding mortgage, deed of trust, lien, security interest, restriction, or other encumbrance; or

(ii)
Sellers owning less than the net revenue interest shown on Exhibit B, Parts I and II hereto or being obligated to bear a share of the costs and expenses of operation greater than the working interest shown on Exhibit B, Parts I, and II hereto without a proportionate increase in net revenue interest; or

(iii)
Sellers’ rights and interests being reduced or being subject to reduction by virtue of the exercise by a third party reversionary or back-in interest, farm-out, or other similar right not reflected on Exhibit B, Parts and II; and

(iv)	the Title Defect Value (as hereinafter defined) of a title deficiency qualifying under (i) or (ii) above.

5.6.2
Notice of Title Defects.  Upon the discovery of a Title Defect by Buyer, Buyer shall notify Sellers in writing as soon as reasonably possible. Any such notice by Buyer shall include appropriate evidence and documentation to substantiate its position and shall be delivered to Sellers on or before the Claim Date.  Such notice shall also include Buyer's reasonable estimate of the amount by which such Title Defect reduces the value of the affected Interest (the “Title Defect Value”). After the Claim Date, the Interests shall be deemed to be free of Title Defects except for those for which notice has been timely provided as set forth herein. Any Title Defect which is not disclosed to Sellers on or before the Claim Date shall conclusively be deemed waived by Buyer for all purposes, except Sellers' special warranty of title.

5.6.3
Right to Cure Title Defect.  If Buyer notifies Sellers of a Title Defect as provided in Section 5.6.2, Sellers shall have the right, but not the obligation, to cure the Title Defect.  If Sellers choose to cure a Title Defect, Sellers must cure the Title Defect before Closing, unless the Parties otherwise agree in writing.

5.6.4  Remedies for Uncured Title Defects.

(i)
If Buyer notifies Sellers of any Title Defect as provided in Section 5.6.2, and Sellers refuses or is unable to cure the Title Defect before Closing, then Buyer and Sellers will have the following rights and remedies with respect to the uncured Title Defects, unless the Parties otherwise agree in writing.

(a)	Buyer may waive the uncured Title Defect and proceed with Closing.

(b)
If the aggregate of the Title Defect Values is less than Five Hundred Thousand Dollars ($500,000.00) (the “Title Deductible”) then the Parties shall be obligated to proceed with Closing as to all Interests without curative action by Seller with respect to such Title Defects and without an adjustment of the Sale Price.

(c)
If the aggregate of the Title Defect Values equals or exceeds the Title Deductible, and the Parties agree with respect to the existence of such Title Defects and the value thereof, the Sale Price will be reduced by the positive difference, if any, between the agreed upon aggregate of the Title Defect Values and Title Deductible, and the Parties will be obligated to proceed with Closing, subject to the termination rights of the Parties under Article 6 and subpart (e) of this Section 5.6.4.

(d)
If the aggregate of the Title Defect Values equals or exceeds the Title Deductible, and the Parties are unable to agree as to the existence of such Title Defects and/or the value thereof, either Buyer or Sellers may elect to eliminate the Interests affected by Title Defects from the transfer of the Interests under this Agreement and reduce the Sale Price by the Allocated Values of such Interests until the aggregate of the Title Defect Values equals the Title Deductible, and if neither Party elects to remove sufficient Interests from this transaction, then the Sale Price will be reduced by the amount that the aggregate of the Title Defect Values exceeds the Title Deductible, and the Parties will be obligated to proceed with Closing, subject to the termination rights of the Parties under Article 6 and subpart (e) of this Section 5.6.4.

(e)
If the aggregate of the Title Defect Values equals or exceeds ten percent (10%) of the Sale Price, either Party may terminate this Agreement, and neither Party will have any further obligation to conclude the transfer of the Interests under this Agreement. However, the right of termination under this subpart (e) must be exercised no later than 3 business days before Closing, after which both Parties will be deemed to have waived their termination rights under this subpart (e) in connection with Title Defects.

5.7	Casualty Losses and Government Takings.

5.7.1
Notice of Casualty Losses and Government Takings.  If, prior to the Closing Date, all or part of the Interests is damaged or destroyed by fire, flood, storm or other casualty (“Casual Loss”) or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened (“Government Taking”), Sellers must promptly notify Buyer in writing of the nature and extent of the Casualty Loss or Government Taking and Sellers' estimate of the cost required to repair or replace that portion of the Interests affected by the Casualty Loss or value of the Interests taken by the Government Taking.

5.7.2
 Remedies for Casualty Losses and Government Takings.  If all or any portion of the Interests are affected by a Casualty Loss or Government Taking, the Sale Price will be adjusted by the agreed cost of the Casualty Loss or the agreed value of the Interests taken by the Government Taking, and the Parties will proceed with Closing.  Sellers will be entitled to retain (i) all insurance proceeds payable to Sellers with respect to any such Casualty Loss, (ii) all sums paid to Sellers by third parties by reason of any such Casualty Loss, and (iii) all compensation paid to Sellers with respect to any such Government Taking.  In addition to the remedies set forth hereinabove, Sellers and Buyer will have the termination rights in connection with Casualty Losses and Government Takings as set forth in Section 6.1.

5.7.3
Exclusion of Ordinary Depreciation and Deletion.  Buyer will assume all risk and loss with respect to any change, between the Effective Date and the Closing Date, in the condition of the Interests resulting from production of Hydrocarbons through normal depletion (including the watering-out, collapsed casing or sand infiltration of any well) and the depreciation of personal property through ordinary wear and tear. None of the events or conditions set forth in this Section 5.7.3 will be considered a Casualty Loss with respect to the Interests, nor will they be cause for any other reduction in the Sale Price, or give rise to any right to terminate this Agreement.

ARTICLE 6.  TERMINATION AND EFFECT OF TERMINATION.

6.1
Right to Terminate.    If, on the Closing Date, the Sale Price is to be reduced as a result of uncured Title Defects, unwaived Preferential Rights, unobtained Consents, Material Environmental Conditions and/or Casualty Losses or Government Takings by an aggregate amount equal to or greater than ten percent (10%) of the total unadjusted Sale Price, either Buyer or Sellers shall have the right to terminate this Agreement, and thereafter neither Party will have any further rights, duties or obligations under this Agreement except as to matters of confidentiality as provided in Section 5.1 hereof and as further set forth in this Article 6.  Either Party may exercise this right by notifying the other Party of its election to terminate this Agreement in writing no later than two (2) business days before the Closing Date.

6.2	Effect of Termination. The following provisions shall apply in the event this Agreement is terminated prior to the Closing Date.

6.2.1
 Termination by Agreement.  If this Agreement is terminated by the mutual agreement of the Seller and the Buyer and not as the result of the failure of either Party to perform its obligations hereunder, such termination shall be without liability of any Party to this Agreement or any shareholder, director, officer, employee, agent or representative of such party, and the Seller shall return the Earnest Money together with any interest accrued thereon to the Buyer promptly and neither Party will have any further rights, duties or obligations except as to matters of confidentiality as provided in Section 5.1 hereof.

6.2.2
Termination as a Result of Buyer’s Breach.  If this Agreement is terminated (i) by Sellers as a result of Buyer’s material breach of this Agreement, then Sellers shall be entitled to retain the Earnest Money and all interest accrued thereon as liquidated damages and as reimbursement for Seller's out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement.  The parties hereby acknowledge that the extent of damages to Sellers occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money and interest accrued thereon is a fair and reasonable estimate of such damage.

6.2.3
Termination as a Result of Seller's Breach.  If this Agreement is terminated by Buyer as a result of Sellers' material breach of this Agreement or by either Sellers or Buyer pursuant to Section 6.1 hereof, then Sellers shall return the Earnest Money together with any interest accrued thereon promptly and neither Party shall have any further rights, duties or obligations under this Agreement except as to matters of confidentiality as provided in Section 5.1 hereof.  The parties hereby acknowledge that the extent of damages to Buyer occasioned by such material breach by Sellers would be impossible or extremely impractical to ascertain and that the amount of the liquidated damages set forth above is a fair and reasonable estimate of such damage.

ARTICLE 7.  CONDITIONS OF CLOSING AND CLOSING.

7.1	Conditions of Closing by Buyer. The obligation of Buyer to close the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions.

7.1.1
Representations, Warranties and Covenants. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects, and Sellers shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Sellers.

7.1.2
Consents.  To the best of Sellers’ knowledge, Sellers shall have obtained and delivered to Buyer all necessary consents for transfer of the Interests, except those which by their nature cannot be requested or obtained until after Closing.

7.1.3
Lawsuits and Claims.  No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare the transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

7.2	Conditions of Closing by Sellers. The obligation of Sellers to close the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions.

7.2.1
Representations Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in any and all material respects, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Buyer.

7.2.2
Lawsuits and Claims.  No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

7.2.3
Bonds and Insurance.  If requested by Sellers, Sellers shall have received evidence that Buyer has in place, effective on or before the Closing Date and relating to the ownership of the Interests on and after the Closing Date (i) all necessary state, federal and local bonds, and (ii) insurance as is reasonable and customary in the industry.

7.3
Closing.  The Closing (“Closing”) shall occur on or before January 31, 2008 at 10:00 a.m. (“Closing Date”), at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas  77010.

7.4	Actions to Occur at Closing. At Closing, each of the following actions shall occur.

7.4.1
Delivery of Assignment.  Sellers shall execute, acknowledge and deliver an Assignment and Bill of Sale substantially in the form and substance of Exhibit D attached hereto and made a part hereof for all purposes together with such other state, federal or Indian Tribal forms of conveyance as may be required or expedient, covering all of the Interests to be conveyed to Buyer pursuant hereto.

7.4.2	Delivery of Sale Price. Buyer shall deliver to Sellers by wire transfer the Sale Price as adjusted hereunder, subject to further adjustment after Closing as provided for herein.

7.4.3
 Delivery of Suspense Funds.  For accounts attributable to the Interests that are being held in suspense or escrow by Sellers, Sellers will deliver such funds to Buyer at the Post Closing and, Buyer shall indemnify and hold Seller harmless from and against any and all claims, proceedings, actions, costs, expenses and other liabilities arising out of or related to such suspense accounts.

7.4.4
Change of Operatorship Forms.  Sellers and Buyer shall execute designation of operator forms required by applicable conservation or regulatory agencies and notices to third party working interest owners of the change of ownership.

7.4.5
Evidence of Bonds.  If requested by Sellers, Buyer shall deliver to Sellers evidence of its appropriate state and federal plugging bond, surety letter, or letter of credit acceptable to such authority to authorize Buyer's right to conduct operations.

7.4.6	Possession of the Interests. Seller shall, subject to the terms of any applicable operating agreements and to the provisions hereof deliver to Buyer possession of the Interests.

7.4.7  Letters-in-Lieu.  Sellers and Buyer shall execute letters-in-lieu of transfer orders.

7.4.8
 Officer's Certificates.  Each Party shall deliver to the other Party a certificate executed by a duly authorized officer of such Party certifying that the representations and warranties of such Party contained herein are true and correct as of the Closing Date.

7.5	Post-Closing Obligations. Sellers and Buyer shall have the following post-Closing obligations:

7.5.1
Delivery of Records.  Sellers shall provide Buyer, promptly after Closing, at Buyer's sole expense, any and all original maps, reports and other written material relating to the Interests, including without limitation, lease files, property records, contract files, operations files, copies of tax and accounting records and files (other than Seller's income tax returns), well files, core analyses and hydrocarbon analyses, well logs, mud logs, core data, field studies, seismic, geological, geochemical or geophysical data or interpretations thereof (“Records”); however, Sellers shall have no obligation to furnish Buyer (i) Sellers’ income tax returns, or (ii) any interpretive data or information of Sellers described in Section 1.2.1.  Buyer agrees to maintain the Records and allow Sellers reasonable access thereto for a period of six (6) years after Closing.

7.5.2
Recording and Filing.  Buyer, within thirty (30) days after the Closing Date, shall (i) record all assignments, conveyances and other instruments that must be recorded to effectuate the transfer of the Interests, (ii) file for approval with the applicable governmental and Tribal agencies all state, federal and Indian transfer and assignment documents for the Interests, and (iii) file with the applicable government agencies all applications and other documents required for the transfer of permits and operatorship of the Interests. Buyer shall provide Sellers a recorded copy of each assignment, conveyance and other recorded instrument, and approved copies of the state and federal transfer and assignment documents, if any, as soon as they are available.

7.5.3
Change of Operator Requirements.  Buyer shall comply with all applicable laws, ordinances, rules and regulations, orders, terms of permits and authorizations of any governmental or Tribal body which may have jurisdiction with respect to the Interests to be transferred hereunder (including, without limitation, the filing with such governmental and Tribal bodies of any and all compliance reports, notices, or other compliance documents which are due after the Closing Date regardless of the period covered by such reports, notices or documents) and shall promptly obtain and maintain all permits and bonds required by public authorities in connection with the Interests.

7.5.4
Further Assurances.  Sellers and Buyer, their successors and assigns agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.

ARTICLE 8.  ASSUMED RIGHTS AND OBLIGATIONS AND INDEMNITIES.

8.1	Condition of the Interests.

8.1.1
 Oil and Gas Activities.  The Interests have been used for exploring, developing, producing, treating and transporting oil and gas.  Spills of wastes, crude oil, produced water, hazardous substances and other materials may have occurred in the past on the Leases or in connection with the Interests. There is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property subject to the Interests. Except as otherwise provided in this Agreement, it is the intent of Buyer and Seller that all liability associated with the above matters as well as any liability to plug or replug any and all wells located on the Leases in accordance with the applicable rules, regulations and requirements of governmental agencies be passed to the Buyer at Closing, and that Buyer shall assume all liability for such matters and all Claims related thereto.

8.1.2
NORM.  The Interests may contain asbestos or NORM. NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; wells, materials and equipment located on the Leases or included in the Interests may contain NORM, and NORM containing material may have been buried or otherwise disposed of on the Leases. Special procedures may be required for remediating, removing, transporting and disposing of asbestos and NORM from the Interests, and, except as otherwise provided in this Agreement, Buyer assumes all liability for any assessment, remediation, removal, transportation, and disposal of these materials in accordance with the applicable rules, regulations and requirements of governmental agencies regardless of whether these materials existed before, on or after the Effective Date.

8.2
Assumption of Obligations.  Subject to the provisions of Section 8.3, and except as otherwise set forth therein, Buyer shall, at Closing, assume and be responsible for and comply with all duties and obligations of Sellers, express or implied, arising before, on or after the Effective Time, with respect to the Interests, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority, (specifically including, without limitation, any governmental request or requirement to plug, re-plug and/or abandon any well of whatsoever type, status or classification, remove all equipment and facilities, including but not limited to pipelines, pipeline laterals, and flowlines and any such request or requirement to remove any and all platforms and restore the site whether such obligation arose before, on or after the Effective Date, or take any clean-up or other action with respect to the property or premises, including hazardous waste cleanup costs under applicable Environmental Laws).

8.3	Retained Obligations. From and after Closing, Sellers, severally, but not jointly, shall retain responsibility for and shall timely pay and perform the following (“Retained Obligations”):

(i)	All obligations, liabilities and Claims for royalties and other payments out of production attributable to the Interests for all periods prior to the Effective Date;

(ii)	Taxes and any fines and penalties associated therewith, attributable to the Interests and production therefrom for all periods prior to the Effective Date; and

(iii)	All obligations, liabilities and Claims, other than Environmental Claims, relating to all costs and expenses attributable to the Interests prior to the Effective Date.

8.4
Buyer’s General Indemnification.  Buyer shall defend, indemnify and hold the Sellers Indemnified Group harmless from and against any and all Claims for personal injury, death or damage to property or to the environment, or for any other relief, arising directly or indirectly from, or incident to, (i) the ownership, use, occupation, operation, maintenance or abandonment of any of the Interests, or condition of the property or premises, whether latent or patent, and whether asserted against Buyer and/or any member of the Sellers’ Indemnified Group, to the extent any such Claims result from conditions, actions or inactions occurring or arising before, on, or after the Effective Date except any such Claim relating to or arising out a Retained Obligation; (ii) Sellers' operation of the Interests under Article 10 (if applicable), except to the extent caused by Seller's gross negligence or willful misconduct; (iii) all obligations assumed by Buyer pursuant to this Article 8 or Section 9.5; (iv) any obligations for broker's fees incurred by Buyer in connection with its purchase of the Interests; (y) any oil and gas production imbalances associated with the Interests that Buyer assumed under Section 11.15; (vi) any violation by Buyer of state or federal securities laws, or Buyer’s dealings with its partners, investors, financial institutions and other third parties in connection with the transactions contemplated under this Agreement; (vii) any and all duties, obligations and liabilities arising under or pursuant to that certain Pipeline Easement dated March 13, 2007 by and among Timberstar Nacogdoches II LP, as grantor, and Fund IX and WI Fund IX, collectively as grantee; and (viii) reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of Buyer’s indemnification obligations hereto; excluding, however, (y) any Claims which would, but for this indemnification provision, be covered by Sellers' special warranty of title contained in Section 4.1 hereof; and (z) all Retained Obligations pursuant to Section 8.3 hereof. With respect to any Claim Buyer may be obligated to defend pursuant to Buyer’s indemnification obligations contained in this Agreement, Sellers shall have the right, but not the obligation, to participate at its sole expense fully in the defense of the Claim. Sellers’ Indemnified Group includes Sellers and its members, directors, officers, employees and agents.

8.5
Sellers' General Indemnification.  Sellers, severally, but not jointly, shall defend, indemnify and hold the Buyer, its directors, officers, employees and agents harmless from and against any and all Claims directly or indirectly relating to or arising out of (i) the Retained Obligations; (ii) Sellers’ operation of the Interests under Article 10 (if applicable) to the extent caused by Sellers’ gross negligence or willful misconduct; (iii) any obligations for broker's fees incurred by Sellers in connection with its sale of the Interests; and (iv) reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of Sellers' indemnification obligations hereto.  With respect to any Claim Sellers may be obligated to defend pursuant to Sellers' indemnification obligations contained in this Agreement, Buyer shall have the right, but not the obligation, to participate at its sole expense fully in the defense of the Claim.

8.6
Environmental Indemnity and Release.  Buyer releases and forever discharges the Sellers’ Indemnified Group and Buyer agrees to defend, indemnify and hold the Seller Indemnified Group harmless from any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Interests and property or any applicable Environmental Law, regardless whether or not arising during the period of, or from, or in connection with Sellers' ownership, or operation or use of the Interests.

8.7
Limitations on Liabilities.  Neither Sellers nor Buyer shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for (i) any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation if such breach, misrepresentation or noncompliance shall have been waived in writing by the other party or (ii) any misrepresentation or breach of warranty if such other party had knowledge of the relevant facts at or before Closing.

8.8
Successors and Assigns.  The indemnities of this Article 8 shall inure to the benefit of Buyer and Sellers and the respective affiliates, partners, members, officers, directors, employees, agents, successors and assigns of each of them. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS ARTICLE 8 OF THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE FROM THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE INDEMNIFIED PARTY AND ITS EMPLOYEES AND/OR AGENTS OR ANY THIRD PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, OR ANY STATUTE, RULE, OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE 9.  TAXES AND EXPENSES.

9.1
Recording and Transfer Expenses.  Buyer shall pay all costs of recording and filing (i) the assignments delivered hereunder for the Interests, (ii) all state, federal and Indian transfer and assignment documents, (iii) all applications and other documents required for the transfer of permits and operatorship of the Interests, and (iv) all other instruments.

9.2
Real Property and Personal Property Taxes.  All Real Property Taxes, Personal Property Taxes, and similar obligations (“Property Taxes”) on the Interests (i) for periods before the Effective Date are Sellers’ obligation and (ii) for periods on and after the Effective Date are Buyer’s obligation.  If Property Taxes for the current year have not been assessed and paid as of the Closing Date, the Buyer shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods.  The Sellers will reimburse the Buyer promptly for the Sellers' proportionate share of these taxes, prorated as of the Effective Date, upon receipt of evidence of the Buyer’s payment of the taxes.  If Property Taxes for the current tax year have been assessed and paid as of the Closing Date, the Buyer will reimburse the Seller for its proportionate share of these taxes, prorated as of the Effective Date, as a closing adjustment to the Sale Price, as provided in Section 2.2 of this Agreement.

9.3
Ad Valorem and Severance Taxes.  Sellers shall bear and pay all Ad Valorem, severance or other taxes measured by Hydrocarbon production from the Interests, or the receipt of proceeds therefrom, to the extent attributable to production from the Interests before the Effective Date regardless of whether the billings for such taxes are rendered after the Effective Date and regardless of the assessment year reflected on such billings. Buyer shall bear and pay all such taxes on production from the Interests on and after the Effective Date.  Sellers shall withhold and pay on behalf of Buyer all such taxes on production from the Interests between the Effective Date and the Closing Date, and the amount of any such payment shall be reimbursed to Sellers as a closing adjustment to the Sale Price pursuant to Section 2.2 hereof.  If either Party pays taxes owed by the other, upon receipt of evidence of payment, the nonpaying party will reimburse the paying Party promptly for its proportionate share of such taxes.

9.4	Tax and Financial Reporting.

9.4.1
IRS Form 8594.  If the Parties mutually agree that a filing of Form 8594 is required, the Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the Allocated Values of the Interests.

9.4.2
Financial Reporting.  Sellers and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

9.5
Sales and Use Taxes.  Buyer shall be responsible for all sales, use and similar taxes applicable to the transfer of the Interests.  If Seller is required to pay such sales, use or similar taxes on behalf of Buyer, Buyer will reimburse Seller at Closing for all sale and use taxes due and payable on the transfer of the Interests to Buyer.  Buyer shall indemnify Sellers and hold Sellers harmless from any liability, including, without limitation, penalties, interest and attorneys' fees, arising out of Buyer's failure to pay Sellers at Closing the amount equal to all state and local sales and use taxes payable by Sellers on the transfer of ownership of any tangible personal property.

9.6	Income Taxes. Each Party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

9.7
Incidental Expenses.  Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, broker's fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

ARTICLE 10.  OPERATIONS DURING THE TRANSITION PERIOD.

10.1
Operations by Seller.  Sellers shall continue to operate that portion of the Interests for which Sellers are the operator during the period between the Effective Date and 7:00 a.m., local time where the Interests are located, on the first day of the month following the month in which Closing occurs, or such other date as Sellers and Buyer may agree in writing or may be required by the applicable operating agreement (the “Interim Period”). However, Sellers will have no obligation to operate any portion of the Interests after the Interim Period except as provided for in Section 10.4 of this Agreement.  Sellers shall operate the Interests during the Interim Period in a prudent manner consistent with generally accepted industry practices and standards, applicable laws and regulations, and all applicable lease and operating agreements and other applicable agreements. Transfer of operations for the Interests is controlled by the applicable operating agreements and governmental regulatory requirements.  Sellers shall use their good faith efforts to assist Buyer in becoming operator of those Interests currently operated by Sellers but shall in no event be required to expend funds in connection therewith.

10.2
Buyer's Approval. In conducting operations during the Interim Period, Sellers shall, except for emergency action taken in the face of serious risk of life, property or the environment, (i) obtain Buyer's prior written approval of all expenditures and proposed contracts and agreements, or amendments to existing contracts and agreements relating to the Interests that involve individual commitments net to Seller's interests of more than $50,000; (ii) consult with and advise Buyer regarding all material matters concerning the operation, management and administration of the Interests; and (iii) obtain Buyer's written approval before voting under any operating, unit, joint venture or similar agreement.  Sellers shall notify Buyer of any emergency action taken, and to the extent reasonably practicable, obtain Buyer's prior approval of such actions.  However, except for emergency action that must be taken in the face of serious risk of life, property or environment, Sellers will have no obligation to undertake any actions with respect to the Interests that are not required in the course of the normal operation of the Interests.

10.3
Compensation of Sellers.  Buyer will pay Sellers, as provided under the applicable operating agreement, for Buyer’s working interest share of all operating expenses and other expenditures paid by Sellers in connection with the operation of the Interests during the Interim Period, including overhead charges at the rate specified in the applicable operating agreement. Sellers shall make, subject to Buyer’s approval, capital expenditures or extraordinary operating expenditures in connection with the Interests during the Interim Period in accordance with and subject to the timing and other parameters set forth in the Shiloh Drilling Checklist attached hereto as Exhibit G.

10.4
Operation of Certain Interests After Interim Period.  Buyer and Sellers recognize that Seller may remain the record title owner of certain portions of the Interests after the Interim Period, pending receipt of Government Approvals, as provided in Section 5.4.1. If Sellers are required to remain the operator of the affected Interests until the required approvals are obtained, then Sellers will operate the affected Interests during the period prior to receiving such approvals, as provided in this Sections 10.1 through 10.3.

ARTICLE 11.  MISCELLANEOUS.

11.1
Notices.  All communications required or permitted under this Agreement shall be in writing and any communications or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, or by facsimile or electronic transmission to the address set forth below:

SELLERS

ENERVEST ENERGY INSTITUTIONAL FUND IX, L.P.
c/o EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, Texas 77002
Attention: Mark A. Houser
Phone: (713) 659-3500 Fax: (713) 659-3556
E-mail: mhouser@enervest.net

ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P.
c/o EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, Texas 77002
Attention: Mark A Houser
Phone: (713) 659-3500
  Fax: (713) 659-3556
E-mail: mhouser@enervest.net

  EVERSTAR ENERGY, LLC
  1614 Chestnut Grove Lane
Kingwood, TX 77345
Attention:  Keith E. Jordan
Phone:  (713) 237-5002
Fax:  (713) 237-5040
E-mail:  k.jordan@indigominerals.com

BUYER

FIDELITY EXPLORATION & PRODUCTION COMPANY
1700 Lincoln Street, Suite 2800
Denver, CO 80203
Attention:   Darwin L. Subart
Phone:  (720) 931-9636
Fax:           (303) 893-1964
E-Mail:  darwin.subart@fidelityepco.com

cc:  Julie Krenz, Assistant Secretary
MDU Resources Group, Inc.
P.O. Box 5650
Bismarck, ND 58506-5650
Phone:  (701) 530-1017
Fax:  (701) 530-1731
E-Mail:  julie.krenz@mduresources.com

11.2
Further Assurance.  After Closing, each of the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchaser of oil and gas production from the Interests, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, or the change of ownership of the Interests. Buyer shall take all actions necessary to effectuate the transfer of such payments to Buyer.  After final settlement has been made in accordance with Section 2.3, additional proceeds received by or expenses paid by either Buyer or Sellers on behalf of the other Party shall be settled by invoicing such Party for expenses paid or remitting to such other Party any proceeds received.

11.3
Removal of Signs.  Sellers shall remove its name and signs from the Seller-operated Interests. Buyer grants Sellers a right of access to the Interests to remove Sellers' signs and name from all wells, facilities and Leases. If Sellers' name or signs remain on the Interests after Closing, Buyer will promptly, but no later than the date required by applicable rules and regulations or thirty (30) days after Closing, whichever is earlier, remove all remaining signs and references to Sellers and erect or install signs complying with applicable rules and regulations, including signs showing the Buyer as Operator of the Interests.

11.4
Securities Laws.  The solicitation of offers and the sale of the Interests by Sellers have not been registered under any securities laws. Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction. Buyer represents that it intends to acquire the Interests for its own benefit and account and that it is not acquiring the Interests with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Interests or fractional, undivided interests, it will do so in compliance with applicable federal and state securities laws.

11.5
Due Diligence.  Buyer represents that it has performed, or will perform prior to Closing, sufficient review and due diligence with respect to the Interests, which includes reviewing well-data, title, and other files, and performing necessary evaluations, assessments, and other tasks involved in evaluating the Interests, to satisfy its requirements completely and to enable it to make an informed decision to acquire the Interests under the terms of this Agreement.

11.6
Press Release.  There shall be no press release or public communication concerning this purchase and sale by either Party, except as required by law, rule, regulation or order, including the rules of any stock exchange, or without the prior written consent of the Party not originating said release or communication. The Parties will endeavor to consult each other in a timely manner on all press releases, whether prior to or after Closing.

11.7
Entire Agreement.  This instrument states the entire agreement between the Parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by all Parties. This Agreement supersedes any prior agreements between the Parties concerning sale of the Interests, except that any confidentiality agreement shall continue as provided in Section 5.1 hereof. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

11.8	Assignability. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by either Party hereto without the prior written consent of the other Party.

11.9
Survival.  The representations and warranties contained in Sections 3.1.1 through 3.1.5, 3.1.7, 3.2.1 through 3.2.10 shall survive the execution and delivery of the Assignment and Bill of Sale.  Unless otherwise expressly limited herein, all of the representations, warranties, and agreements of or by the Parties hereto shall survive the execution and delivery of the Assignment and Bill of Sale.

11.10
Severability.  If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

11.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which taken together shall constitute an original and all of which shall constitute one document.

11.12
Governing Law.  This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.

11.13
Dispute Resolution.  If a dispute arises between the Parties under this Agreement and cannot be resolved by negotiation, the Parties agree to submit the dispute to mediation. Either Party may request mediation of a dispute by sending a written request to the other Party.  If either Party requests mediation of a dispute, the Parties agree to choose a mutually acceptable mediator, promptly begin mediation of the dispute, and share the costs of all mediation services equally.  Each Party agrees to have present at all mediation conferences at least one individual who has authority to settle the dispute. Notwithstanding this agreement to mediate disputes, either Party may file a complaint for statute of limitation or venue reasons, or seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such protective action, the Parties will continue to try to resolve the dispute by negotiation or mediation.

11.14
Production Imbalances. Set forth in Exhibit E attached hereto and made a part hereof for all purposes is a listing of all gas imbalance volumes measured in mcf and the aggregate net volume of overproduction or underproduction, as applicable, with respect to the Interests as of the Effective Date (the “Assumed Imbalance”). At Closing, the Sale Price shall be adjusted, upward or downward, as appropriate, to reflect the value of said aggregate net volume of overproduction or underproduction with respect to the Assumed Imbalance as said volume may be adjusted prior to Closing in accordance with each Party's due diligence investigation. The value of said aggregate net volume (less royalties) of overproduction or underproduction, as applicable, shall be the product obtained by multiplying $6.00 by the volume of such aggregate net overproduction or underproduction measured in mcf as shown in Exhibit E. The Parties acknowledge that the imbalances assumed at Closing may be incorrect, and Buyer and Seller agree that the Sale Price will be adjusted in the Final Settlement for any actual variances, but not thereafter. Buyer will be solely responsible for any liability and solely entitled to any benefit from production imbalances relating to the Interests from and after the Closing Date.

11.15
Pipeline and Other Imbalances.  To the extent there exists any imbalances attributable to hydrocarbons produced from the Interests as of the Effective Date, with respect to any gas pipeline, storage, or processing facility, at Closing the Sale Price shall be adjusted upward or downward, as appropriate, to reflect the value of said imbalance. The value of said imbalance shall be the product obtained by multiplying the volume of such aggregate net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the imbalance was either cashed out, made up or sold, or if otherwise undeterminable then using existing fair market value of, or price for, said Hydrocarbons. If the imbalance cannot be determined by Closing, then the value adjustment associated with any imbalance will be made in connection with the Final Settlement Statement.

11.16
Exhibits.  In the event of a conflict between the provisions of the Exhibits attached to this Agreement and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. The omission of certain provisions of this Agreement from any conveyance delivered pursuant hereto does not constitute a conflict between this Agreement and said conveyance document and will not effect a merger of the omitted provisions.

EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND THAT IT UNDERSTANDS ALL THE PROVISIONS SET FORTH HEREIN, INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS LOCATED IN ARTICLE 8 WHEREIN BUYER AGREES TO INDEMNIFY SELLER IN CERTAIN CIRCUMSTANCES EVEN THOUGH THE LOSSES, COSTS, EXPENSES AND/OR DAMAGES MAY HAVE BEEN CAUSED BY IHE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF 1HE SELLER, ITS EMPLOYEES, OR ANY THIRD PARTY AND EVEN THOUGH THE SELLER MAY BE RESPONSIBLE FOR SUCH LOSSES, COSTS, EXPENSES AND/OR DAMAGES UNDER ANY THEORY OF LAW, INCLUDING BUT NOT LIMITED TO STRICT LIABILITY.

[SIGNATURE PAGES TO FOLLOW]

EXECUTED as of the date first above mentioned.

SELLERS:

ENERVEST ENERGY INSTITUTIONAL FUND IX, L.P.

a Delaware limited partnership

By:           EnerVest, Ltd.,
its general partner
By:           EnerVest Management GP, L.C.,
its general partner

By:        /s/ MARK A. HOUSER
Mark A. Houser
Executive Vice President and Chief Operating Officer

ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P.

a Delaware limited partnership

By:           EnerVest, Ltd.,
its general partner
By:           EnerVest Management GP, L.C.,
its general partner

By:       /s/ MARK A. HOUSER
Mark A. Houser
Executive Vice President and Chief Operating Officer

EVERSTAR ENERGY, LLC

By:           Keith E. Jordan
Name:      /s/ KEITH E. JORDAN
Title:         President

ENERVEST OPERATING, L.L.C. hereby joins in this Agreement for the sole purpose of acknowledging its agreement to convey to Buyer the Drilling Contract.

ENERVEST OPERATING, L.L.C.

By:        /s/ MARK A. HOUSER
Mark A. Houser
President

BUYER:

FIDELITY EXPLORATION & PRODUCTION COMPANY

By:           /s/ DARWIN L. SUBART
Darwin L. Subart
President